Exhibit 99(a)

news release

---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 13, 2011

UFPI Q1 sales decline slightly; profits down
—Performance impacted by external factors—
—Company optimistic about year and conditions for strengthened sales, profitability—

GRAND RAPIDS, Mich., April 13, 2011 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced first-quarter 2011 net sales of $387.2 million, compared with net sales of $393.0 million for the same period of 2010, a decrease of 1.5 percent. For the quarter, the Company reported a net loss of $3.7 million or ($0.19) per diluted share, compared to net earnings of $1.0 million or $0.05 per diluted share for the first quarter of 2010.

The Company attributed the decline in its sales and profitability to the following factors:
▪	A dramatic run in lumber prices in early 2010, which boosted margins in the first quarter of last year. Conversely, lumber prices have been stable and flat thus far in 2011.
▪
Major winter storms in January and February that crippled production in many parts of the country. Thirty-five Universal operations lost 219 production days to weather during the quarter, including 10 that were closed for at least 10 days.

▪
A decline in sales to site-built and manufactured housing customers in 2011. Sales in 2010 were stronger primarily due to federal incentives that served to boost home buying in the first quarter of last year.

▪
A decline in sales to DIY/retail customers in 2011. In 2010, certain customers built inventories early in the year. Customers have not stocked stores in the same manner this year, resulting in a decline in 2011 first-quarter sales. However, the Company is cautiously optimistic that consumer demand will be favorable in 2011, which would result in improved sales in future quarters.

—more—

Universal Forest Products, Inc.

“We are not satisfied with our results this quarter, but we know that our business was affected by challenging external factors and we have reason for optimism for the balance of the year,” said CEO Michael B. Glenn. “We expect a more stable market this year and have improved performance expectations, particularly in the back half of the year.”

“We also are encouraged by the continued strength in our sales to the industrial market,” Glenn said. “We’re seeing significant growth with existing customers, who are producing more or turning to Universal for more of their industrial needs, and we’re adding new industrial customers. Industrial is now our No. 2 market and we see nothing but continued growth opportunities on the horizon.”

By market, Universal posted the following gross sales results for the first quarter of 2011:

Do-It-Yourself/retail: $150.0 million, a decrease of 8.8 percent from the same period of 2010. Universal believes this market will benefit from pent-up demand and a slowly improving economy in the coming years. The Company expects to add new customers, especially in the independent retailer arena, and to add new products to its portfolio. The Company’s development of a new wood-alternative product that holds opportunity in the DIY and other markets continues to show great promise.

Industrial packaging/components: $143.9 million, an increase of 14.2 percent over 2010. The Company added share in this market during the quarter, in which it added new customers and saw growth with existing customers; in fact, two new customers grew quickly to become among the top 25 in sales in this market. Through its continued focus on this business and slowly improving industrial output nationwide, the Company anticipates continued growth and success in the industrial market.

Site-built construction: $54.0 million, a decrease of 11.3 percent from the same period of 2010. The Company expects to see improved sales in the second half of 2011 and is focused on multifamily, commercial and government projects, where it sees the most opportunity. Year-to-date housing starts were down 9.2 percent through February 2011 from the same period of 2010, including a decrease of 22.4 percent in single-family starts during the period. Year-to-date multifamily starts increased 60.6 percent in February 2011 over 2010, underscoring the validity of the company’s strategies.

Manufactured housing: $46.3 million, a decrease of 4.2 percent from 2010. The Company’s performance is in spite of a 14 percent decline in HUD-code shipments for the year to date through February 2011, the latest statistics available. Modular home shipment data are not yet available, but it is believed that this portion of the market also declined for the quarter. The Company attributes its performance in part to new products offered through its expanded distribution business.

—more—

Universal Forest Products, Inc.

“We expect more favorable year-over-year comparisons in the second half of the year, but our goal is to grow sales and profits, despite market conditions,” Glenn said. “We are committed to adding new products to our sales efforts and we are devoting considerable resources to keep this commitment. We believe new products will enable us to improve our position as a favored vendor to our customers.”

OUTLOOK
The Company believes continued challenging economic conditions and uncertainties in the housing market limit its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not resume the practice of providing guidance in the foreseeable future.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thurs., April 14, 2011. The call will be hosted by CEO Michael B. Glenn and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866-270-6057 or internationally at 617-213-8891. Use conference pass code 66173991. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through May 14, 2011, domestically at 888-286-8010 or internationally at 617-801-6888. Use replay pass code 12854418.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The Company's consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built market and forming products for concrete construction. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

# # #

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE MONTHS ENDED
MARCH 2011/2010

	Quarter Period				Year to Date
(In thousands, except per share data)	2011		2010		2011		2010

NET SALES	$387,233	100%	$392,958	100%	$387,233	100%	$392,958	100%

COST OF GOODS SOLD	345,819	89.3	341,324	86.9	345,819	89.3	341,324	86.9

GROSS PROFIT	41,414	10.7	51,634	13.1	41,414	10.7	51,634	13.1

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	46,488	12.0	48,489	12.3	46,488	12.0	48,489	12.3

NET LOSS ON DISPOSITION OF ASSETS AND OTHER IMPAIRMENT AND EXIT CHARGES	7	-	172	-	7	-	172	-

EARNINGS (LOSS) FROM OPERATIONS	(5,081)	(1.3)	2,973	0.8	(5,081)	(1.3)	2,973	0.8

INTEREST, NET	635	0.2	766	0.2	635	0.2	766	0.2

EARNINGS (LOSS) BEFORE INCOME TAXES	(5,716)	(1.5)	2,207	0.6	(5,716)	(1.5)	2,207	0.6

INCOME TAXES (BENEFIT)	(2,287)	(0.6)	487	0.1	(2,287)	(0.6)	487	0.1

NET EARNINGS (LOSS)	(3,429)	(0.9)	1,720	0.4	(3,429)	(0.9)	1,720	0.4

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(241)	(0.1)	(733)	(0.2)	(241)	(0.1)	(733)	(0.2)

NET EARNINGS (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(3,670)	(0.9)	$987	0.3	$(3,670)	(0.9)	$987	0.3

EARNINGS (LOSS) PER SHARE - BASIC	$(0.19)		$0.05		$(0.19)		$0.05

EARNINGS (LOSS) PER SHARE - DILUTED	$(0.19)		$0.05		$(0.19)		$0.05

WEIGHTED AVERAGE SHARES OUTSTANDING FOR BASIC EARNINGS (LOSS)	19,306		19,258		19,306		19,258

WEIGHTED AVERAGE SHARES OUTSTANDING FOR DILUTED EARNINGS (LOSS)	19,306		19,517		19,306		19,517

SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2011	%	2010	%	2011	%	2010	%
Do-It-Yourself/Retail	$150,004	37%	$164,407	41%	$150,004	37%	$164,407	41%
Site-Built Construction	53,991	14%	60,889	15%	53,991	14%	60,889	15%
Industrial	143,901	37%	125,988	32%	143,901	37%	125,988	32%
Manufactured Housing	46,325	12%	48,362	12%	46,325	12%	48,362	12%
Total Gross Sales	394,221	100%	399,646	100%	394,221	100%	399,646	100%
Sales Allowances	(6,988)		(6,688)		(6,988)		(6,688)
Total Net Sales	$387,233		$392,958		$387,233		$392,958

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MARCH 2011/2010

(In thousands)
ASSETS	2011	2010	LIABILITIES AND EQUITY	2011	2010

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$-	$-	Accounts payable	$66,612	$82,571
Accounts receivable	182,841	187,625	Accrued liabilities	49,427	62,726
Inventories	243,639	207,786	Current portion of long-term
Assets held for sale	7,528	-	debt and capital leases	74,647	683
Other current assets	22,034	21,718

TOTAL CURRENT ASSETS	456,042	417,129	TOTAL CURRENT LIABILITIES	190,686	145,980

OTHER ASSETS	11,698	4,311	LONG-TERM DEBT AND
INTANGIBLE ASSETS, NET	171,534	171,926	CAPITAL LEASE OBLIGATIONS,
PROPERTY, PLANT			less current portion	52,474	68,881
AND EQUIPMENT, NET	216,802	227,269	OTHER LIABILITIES	33,018	33,916
			EQUITY	579,898	571,858

TOTAL ASSETS	$856,076	$820,635	TOTAL LIABILITIES AND EQUITY	$856,076	$820,635

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED
MARCH 2011/2010
(In thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss) attributable to controlling interest	$(3,670)	$987
Adjustments to reconcile net earnings (loss) attributable to controlling interest to net cash from operating activities:
Depreciation	6,902	7,630
Amortization of intangibles	1,441	1,825
Expense associated with share-based compensation arrangements	735	660
Excess tax benefits from share-based compensation arrangements	(121)	(63)
Expense associated with stock grant plans	140	113
Deferred income tax credit	(69)	(96)
Net earnings attributable to noncontrolling interest	241	733
Net gain on sale or impairment of assets	(142)	(40)
Changes in:
Accounts receivable	(55,869)	(80,239)
Inventories	(53,007)	(45,022)
Accounts payable	7,035	32,788
Accrued liabilities and other	(13,054)	3,081
NET CASH FROM OPERATING ACTIVITIES	(109,438)	(77,643)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(6,309)	(4,622)
Acquisitions, net of cash received	-	(634)
Proceeds from sale of property, plant and equipment	177	189
Collections of notes receivable	243	15
Other, net	25	13
NET CASH FROM INVESTING ACTIVITIES	(5,864)	(5,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under revolving credit facilities	71,817	15,686
Proceeds from issuance of common stock	456	279
Purchase of additional noncontrolling interest	(100)	-
Distributions to noncontrolling interest	(395)	(90)
Capital contribution from noncontrolling interest	40	-
Repurchase of common stock	-	(680)
Excess tax benefits from share-based compensation arrangements	121	63
Other, net	-	14
NET CASH FROM FINANCING ACTIVITIES	71,939	15,272

NET CHANGE IN CASH AND CASH EQUIVALENTS	(43,363)	(67,410)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,363	67,410

CASH AND CASH EQUIVALENTS, END OF PERIOD	$-	$-

SUPPLEMENTAL INFORMATION:
Cash paid during the period for:
Interest	250	4,905
Income taxes	1,690	12,346